January 23, 2013

Vertical Capital Income Fund

80 Arkay Drive

Hauppauge, NY  11788

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Vertical Capital Income Fund Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 under the Securities Act of 1933 (Amendment No. 2 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

687509.1